UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): September 17, 2007

EMVELCO CORP.
(Exact name of registrant as specified in charter)

Delaware	001-12000	13-3696015
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

468 N. Camden Drive, Suite 315, Beverly Hills, CA 90210
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (310) 285-5350

Copies to:
Gregory Sichenzia, Esq.
Stephen M. Fleming, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

/_/ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/_/ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/_/ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/_/ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Agreement
Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Appointment of Dunkel

On September 17, 2007, the Board of Directors voted to appoint Darren C. Dunckel as a director of Emvelco Corp. (the “Company”). There are no understandings or arrangements between Mr. Dunckel and any other person pursuant to which Mr. Dunckel was selected as a director. Mr. Dunckel presently does not serve on any Company committee. Mr. Dunckel may be appointed to serve as a member of a committee although there are no current plans to appoint Mr. Dunckel to a committee as of the date hereof. Mr. Dunckel does not have any family relationship with any director, executive officer or person nominated or chosen by the Company to become a director or executive officer.

From 2006 to the present, Mr. Dunckel serves as President of Emvelco RE Corp., a Nevada corporation and former subsidiary of the Company (“ERC”). As President, he oversees management of real estate acquisitions, development and sales in the United States and Croatia where ERC holds properties. From 2005 to the present, Mr. Dunckel has been President of Verge Living Corporation, a Nevada corporation (“Verge”) and wholly owned subsidiary of ERC (f/k/a The Aquitania Corp. and AO Bonanza Las Vegas, Inc.). In connection with this position, Mr. Dunckel oversees management of the Verge Project, a 318 unit 30,000 sq ft commercial mixed use building in Las Vegas, Nevada. The Company was the initial financier of the Verge Project. Concurrently, Mr. Dunckel is the Managing Director of The International Holdings Group Ltd. (“TIHG”), the sole shareholder of ERC and as such manages the investment portfolio of this holding company. Since 2004, Mr. Dunckel is the President of MyDaily Corporation managing the operations of this financial services company. Prior to 2004, from 2002 through 2004, Mr. Dunckel was Vice President, Regional Director for the Newport Group managing the territory for financial and consulting services. From 2000 to 2002, Mr. Dunckel was Vice President, Regional Director for New York Life Investment Management consulting with financial advisors and corporations with respect to investments and financial services.

Mr. Dunckel has entered into various transactions and agreements with the Company on behalf of ERC, Verge and TIHG (all such transactions have been reported on the Company filings of Form 8Ks). On December 31, 2006, Mr. Dunckel executed the Agreement and Plan of Exchange on behalf of TIHG which was issued shares in ERC in consideration for the exchange of TIHG’s interest in Verge. Pursuant to that certain Stock Transfer and Assignment of Contract Rights Agreement dated as of May 14, 2007, the Company transferred its shares in ERC in consideration for the assignment of rights to that certain Investment and Option Agreement, and amendments thereto, dated as of June 19, 2006 which gives rights to certain interests and assets. Mr. Dunckel has represented and executed the foregoing agreements on behalf of ERC, Verge and TIHG. In the event that the Company completes its transaction with Appswing Ltd., in connection with the purchase of Kidron Industrial Holdings Ltd., Mr. Dunckel will execute agreements on behalf of Verge to transfer 100% of Verge and a portion of ERC’s interest and assets in Croatia in consideration of the Company receiving a large percentage equity interest in Kidron.

Indemnification of Verge Living Corporation

In December 2006, the Company and ERC entered into an Agreement and Plan of Exchange (“Exchange Agreement”) with Verge and TIHG. The Exchange Agreement closed on December 31, 2006. Pursuant to the Exchange Agreement, ERC issued shares to TIHG in exchange for 100% of the outstanding securities of Verge. Subsequent to the exchange, the Company’s ownership in ERC was diluted to 43.33%, while TIHG owned the remaining 56.67%. Verge became a wholly-owned subsidiary of ERC. On September 18, 2007, the Company agreed to indemnify Verge for all taxes paid by Verge equal to the difference between Verge’s taxable income less the book value with respect to the development of the site located at 600 North Main Street, Las Vegas, Nevada multiplied by the applicable tax rate.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description of Exhibit
10.1	Indemnification Letter

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EMVELCO CORP.

Date: September 21, 2007	By:	/s/ YOSSI ATTIA
Beverly Hills, California		Name: Yossi Attia
Title: Chief Executive Officer